Exhibit 8.2

[Letterhead of Jones Day]

April     , 2011

Zoran Corporation

1390 Kifer Road

Sunnyvale, California 94086

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 of CSR plc, a company organized under the laws of England and Wales (“CSR”), (the “Registration Statement”) including, among other things, the proxy statement of Zoran Corporation, a Delaware corporation (“Zoran”), relating to a proposed merger of a subsidiary of CSR with and into Zoran (the “Merger”).

The Registration Statement sets forth our opinion in the section of the Zoran proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger—General.”

We hereby confirm our opinion in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to references in the Registration Statement to us whenever appearing in connection with the discussion of the material U.S. federal income consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended

Very truly yours,